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                                                                     EXHIBIT 5.1


May 30, 2001


3-Dimensional Pharmaceuticals, Inc.
665 Stockton Drive, Suite 104
Exton, PA  19341

Re:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

We have acted as counsel to 3-Dimensional Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8, including the exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), for the registration by the Company of 2,000,000 shares (the "Shares") of Common Stock, par value $0.001 per share, which may be issued under the Company's Amended and Restated 2000 Equity Compensation Plan (the "Plan").

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan, the Ninth Restated Certificate of Incorporation of the Company, the Restated Bylaws of the Company, and such other documents, records and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the following opinion:

The Shares, when issued in accordance with the terms of the Plan, and for a consideration per Share of not less than the par value per Share, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP